Exhibit 99.3

March 27, 2025

Dear Shareholder,
We are writing to you in our capacity as both outgoing and incoming Chair of the Compensation Committee, to set out planned changes to our Directors’ Remuneration Policy for shareholder approval at our 2025 AGM.
As David set out in his letter, it is imperative that Indivior has pay arrangements in place that reward performance and are competitive in comparison with the US biopharmaceutical sector with which we compete for talent. The employment agreement with Joe Ciaffoni is conditional and only effective upon shareholder approval of the proposed Policy at the 2025 AGM.
The proposals we are sharing today aim to put a policy in place that will underpin Indivior’s success in the years ahead and ensure the company has access to the best talent in the market.
As part of the Compensation Committee’s work in putting together this proposal, we have conducted a benchmarking exercise against a group of peers in the pharmaceutical industry. To fully understand the competitiveness of our compensation arrangements, both in structure and quantum, relative to the US market, we engaged Mercer to undertake a full US market review.
Key findings from this review are that long-term incentive award values and resulting target total direct compensation (TDC) are significantly below US market median, and below or close to the 25th percentile. As such, pay mix at Indivior is not sufficiently focused on long-term incentives, which are more typical for the US market.
The principal change under the proposed Directors’ Remuneration Policy for CEO compensation is therefore to increase the annual on-target grant limit for long term incentives from 200% of salary (400% at maximum) to an on-target grant of 400% of salary in 2026 and 700% in 2027, with the maximum being 2x on-target. The Committee believes that this approach will allow us to shift towards a higher mix of incentive-based compensation and bridge the gap between historic practices and US benchmark levels over the next few years in a measured and responsible way.
Long Term Incentive Plan awards may be granted as performance-based awards in the form of performance stock units (“PSUs”) and service-based awards in the form of restricted stock units (“RSUs”) (with RSUs not normally exceeding 30% of the award). In line with US market practice, the requirement for a post vesting holding period and the mandatory deferral of bonus has been removed. However, stock ownership requirements are increased to 600% of salary.
Joe Ciaffoni will not receive any regular annual LTIP award in 2025. However, upon his appointment following shareholder approval of the proposed policy at the 2025 AGM, he will be granted “on-hire awards” consisting of:
PSUs with a grant date value of 12 times his annual base salary ($1.05 million), subject to a cap of 1.575 million shares.
The PSUs will not be capable of vesting during the 12 months following his Start Date (except in connection with a change of control), and thereafter will vest in accordance with the achievement of a performance condition based on the Company’s share price (as defined below), and subject to his continued employment on the date the applicable performance condition is met. He must hold the shares resulting from any vested PSUs for a period of 12 months following vesting, except as necessary to satisfy the applicable withholding tax liability.

The performance condition refers to the achievement by the Company of the applicable volume-weighted average share price (“VWAP”) during any 30 consecutive trading days between the one-year and five-year anniversaries of his Start Date:

VWAP	Percentage of PSUs to Vest
$15.00	30%
$20.00	20%
$25.00	20%
$30.00	15%
$35.00	15%
RSUs with a grant date value of four times his annual base salary ($1.05 million), subject to a cap of 525,000 shares.
The RSUs will cliff-vest on the third anniversary of the commencement of his employment, subject to continued employment.
A clear priority in putting this compensation policy together is to ensure that the CEO’s incentives are directly aligned to those of our shareholders, and we believe that this policy achieves that goal. It is worth noting that the share price thresholds included in Mr. Ciaffoni’s on-hire PSU award are substantially higher than the stock price at the time of his appointment. So, absent a significant increase in the Company share price, the PSU award would expire worthless. Were he to receive the full potential compensation under this scheme by 2030, then the value created for shareholders would be more than $3bn of market capitalization. Under all PSU vesting scenarios, the value of Mr. Ciaffoni’s on-hire awards would be less than 2% of value created.
The Board and Compensation Committee believe these policy changes are vital to ensure we can put in place the right leadership to drive our company forward.
We would appreciate the opportunity to meet with you to discuss the remuneration proposals. The Board appreciates your engagement on this matter and your feedback is important to us.
To this end, we would be very grateful for your availability for a telephone or video call during the first half of April. Alternatively, if you would prefer to provide written feedback, please feel free to do so.
Yours faithfully,
Jo Le Couilliard
Chair of the Compensation Committee
Barbara Ryan
Chair of the Compensation Committee Designate